Exhibit 99.1

	Contact: Kelly Malson CFO	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	www.nicholasfinancial.com Ph # (727) 726-0763

Nicholas Financial Reports

3rd Quarter Results

•	Accounts 61+ days delinquent decreased to 5.38% year-over-year from 5.93%, excluding Chapter 13 bankruptcy accounts

•	Provision for credit losses saw a 12.4% improvement from prior year third quarter

•	Average APR on new contracts purchased during the quarter increased to 23.5% compared to 21.7% during the prior year third quarter

•	Interest and fee income on financed receivables decreased 18.4% due to an 18.9% decrease in average finance receivables, compared to prior year third quarter

February 1, 2019 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced a net loss for the three months ended December 31, 2018 of $0.9 million compared to a net loss of $2.9 million for the three months ended December 31, 2017. Diluted net loss per share decreased to $0.12 for the three months ended December 31, 2018 as compared to $0.37 for the three months ended December 31, 2017. Revenue decreased 18.4% to $16.7 million for the three months ended December 31, 2018 as compared to $20.5 million for the three months ended December 31, 2017. The Company reported an operating loss before income taxes for the three months ended December 31, 2018 of $1.3 million compared to operating income of $0.8 million for the three months ended December 31, 2017. The Company recorded an income tax benefit of approximately $0.4 million during the current quarter compared to $3.7 million income tax provision during the three months ending December 31, 2017. This change was attributed to the Tax Cuts and Jobs Act enacted in the prior year.

“Whereas it is always disappointing to have a negative earnings quarter, we remain pleased with our continuing efforts to improve the overall health of the Company and with our subsequent positive results related to our last 12 months of purchases and operations,” commented Doug Marohn, President and CEO of Nicholas Financial. “As we have reported over the last 4 quarters, the legacy portfolios from purchases in 2015, 2016 and 2017 have difficult pools in terms of underwriting quality and subsequent portfolio performance/losses. Our focus over the last year has been to manage through these existing receivables as best we can, but more importantly to substantially improve our underwriting and operations in an effort to improve the strength and stability of the Company going forward.”

Net income for the nine months ended December 31, 2018 was $1.1 million compared to a net loss of $1.7 million for the nine months ended December 31, 2017. Diluted net earnings per share increased to $0.14 for the nine months ended December 31, 2018 as compared to a $0.22 loss for the nine months ended December 31, 2017. Revenue decreased 14.3% to $54.9 million for the nine months ended December 31, 2018 as compared to $64.1 million for the nine months ended December 31, 2017. The Company’s operating income before income taxes decreased for the nine months ended December 31, 2018 to $1.4 million compared to $2.7 million for the nine months ended December 31, 2017. The provision for income taxes decreased to $0.3 million compared to $4.4 million in the prior year. This change was attributed to the Tax Cuts and Jobs Act enacted in the prior year.

“Over the last year we have been able to improve all significant Key Performance Indicators (KPIs) on new purchases resulting significantly increased yields on the new purchases and a lower exposure for potential losses,” continued Marohn.

Fiscal Year /Quarter	Number of Contracts purchased	Principal Amount purchased	Average Amount Financed	Average APR*	Average Discount%*	Average Term*
2019	5,533	$56,265,636	$10,169	23.6%	8.3%	47
3	1,625	16,475,956	10,139	23.5%	8.1%	47
2	1,761	17,844,587	10,133	23.5%	8.4%	47
1	2,147	21,945,093	10,221	23.7%	8.3%	48
2018	9,767	109,575,099	11,219	22.4%	7.4%	54
4	2,814	29,253,725	10,396	23.3%	7.9%	50
3	2,365	27,378,449	11,577	21.7%	6.9%	54
2	2,239	25,782,056	11,515	22.0%	7.3%	55
1	2,349	27,160,869	11,563	22.3%	7.6%	55
2017	14,619	170,941,206	11,693	22.2%	7.1%	57
4	3,677	42,629,274	11,593	22.3%	7.3%	56
3	3,846	45,941,459	11,945	22.0%	6.9%	57
2	3,592	41,540,401	11,565	22.3%	7.0%	57
1	3,504	40,830,072	11,609	22.4%	7.2%	57

*	The averages included in the table are calculated as a simple average.

“This focus on improving our loan metrics also came with a deliberate reduction in our new loan purchases to allow for retraining of our field employees, redevelopment of our dealer relationships and remarketing of our brand. Now that we have been successful in correcting the type of contracts we purchase, we intend to focus more efforts on increasing the quantity of purchases, as well.” The Company began modifying its underwriting guidelines half way through fiscal 2018 to improve the quality of Contracts being purchased. These changes led to a decrease in the dollar amount of Contracts purchased by approximately $24.1 million, or 29.9%, during the 9 months ended December 31, 2018, as compared to the nine months ended December 31, 2017. However, the number of Contracts purchased only decreased by 1,420, or 20.4%, over the same period of time, as illustrated in the table above. The revenue decrease during the nine months ended December 31, 2018, as compared to the nine months ended December 31, 2017, was a result of this reduction in the dollar amount of Contracts purchased partially offset by an increase in the average APR. With tighter underwriting guidelines and a decreasing portfolio, the Company’s provision for credit losses saw a 12.4% improvement for the three months ended December 31, 2018 compared to the three months ended December 31, 2017 and a 25.0% improvement for the nine months ended December 31, 2018 compared to the nine months ended December 31, 2017.

Marohn continued, “We are also very excited about the progress we are making with our Direct Loan / Consumer Loan product. What was once primarily a Florida-specific product is now an active product in Florida, North Carolina, Georgia and Ohio. As a result, we have increased our Direct Loan portfolio by over 13% in this past quarter. We are in the process of licensing Tennessee, Kentucky and Indiana and expect those markets to be operational by the end of our 4th quarter. It is our strategy to eventually have the Direct Loan product in each of our markets where we have a branch office.”

Nicholas Financial, Inc. is a publicly-traded specialty consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7.9 million shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2018. When used in this document, the words “anticipate”, “estimate”, “expect”, “will”, “may”, “plan,” “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expect. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended		Nine months ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue:
Interest and fee income on finance receivables	$16,740	$20,526	$54,903	$64,062

Expenses:
Operating expenses	7,848	8,138	24,615	24,984
Provision for credit losses	7,870	8,989	21,670	28,887
Interest expense	2,303	2,585	7,228	7,500

Total expenses	18,021	19,712	53,513	61,371

Operating (loss) income before income taxes	(1,281)	814	1,390	2,691
Income tax expense (benefit)	(376)	3,712	293	4,432

Net (loss) income	$(905)	$(2,898)	$1,097	$(1,741)

Earnings (loss) per share:
Basic	$(0.12)	$(0.37)	$0.14	$(0.22)

Diluted	$(0.12)	$(0.37)	$0.14	$(0.22)

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	December 31,	March 31,
	2018	2018
Cash	$4,252	$2,626
Finance receivables, net	219,210	266,573
Other assets	11,084	11,660

Total assets	$234,546	$280,859

Line of credit	$120,000	$165,750
Other liabilities	4,955	6,672

Total liabilities	124,955	172,422

Shareholders’ equity	109,591	108,437

Total liabilities and shareholders’ equity	$234,546	$280,859

Book value per share	$13.86	$13.73

	Three months ended December 31, (In thousands)		Nine months ended December 31, (In thousands)
Portfolio Summary	2018	2017	2018	2017
Average finance receivables (1)	$261,036	$321,742	$279,023	$333,660

Average indebtedness (2)	$127,332	$183,615	$143,693	$196,619

Interest and fee income on finance receivables	$16,740	$20,526	$54,903	$64,062
Interest expense	2,303	2,585	7,228	7,500

Net interest and fee income on finance receivables	$14,437	$17,941	$47,675	$56,562

Portfolio yield (3)	25.65%	25.52%	26.24%	25.60%
Interest expense as a percentage of average finance receivables	3.53%	3.21%	3.45%	3.00%
Provision for credit losses as a percentage of average finance receivables	12.06%	11.18%	10.36%	11.54%

Net portfolio yield (3)	10.06%	11.13%	12.43%	11.06%
Operating expenses as a percentage of average finance receivables	12.03%	10.12%	11.76%	9.98%

Pre-tax yield as a percentage of average finance receivables (4)	(1.96)%	1.01%	0.66%	1.08%

Write-off to liquidation (5)	12.59%	13.66%	12.35%	13.00%
Net charge-off percentage (6)	10.84%	10.63%	10.49%	10.13%
Allowance percentage (7)	7.65%	6.59%	7.16%	6.35%

Note: All three-month and six-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables represents the average of finance receivables throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line.
(3)

Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4)	Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.
(5)

Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases and originations minus ending receivable balance.

(6)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.
(7)	Allowance percentage represents the allowance for credit losses divided by average finance receivables outstanding during the period.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance Outstanding	31 – 60 days	61 – 90 days	91 – 120 days	Over 120	Total
December 31, 2018	$238,183	$18,229	$6,897	$3,760	$2,416	$31,302
		7.65%	2.90%	1.58%	1.01%	13.14%
December 31, 2017	$301,544	$22,583	$9,413	$5,320	$3,471	$40,787
		7.49%	3.12%	1.76%	1.15%	13.53%

Direct Loans	Balance Outstanding	31 – 60 days	61 – 90 days	91 – 120 days	Over 120	Total
December 31, 2018	$8,470	$188	$88	$30	$68	$374
		2.22%	1.04%	0.35%	0.80%	4.42%
December 31, 2017	$8,204	$204	$81	$26	$67	$378
		2.49%	0.99%	0.32%	0.82%	4.61%

The following table presents selected information on Contracts purchased by the Company (1):

	Three months ended December 31, (Purchases in thousands)		Nine months ended December 31, (Purchases in thousands)
Contracts	2018	2017	2018	2017
Purchases	$16,476	$27,378	$56,266	$80,321
Average APR	23.45%	21.68%	23.56%	21.99%
Average discount	8.13%	6.89%	8.29%	7.23%
Average term (months)	47	54	47	55
Average loan	$10,139	$11,577	$10,169	$11,552
Number of contracts	1,625	2,365	5,533	6,953

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of December 31,
Portfolio	2018	2017
Average APR	22.68%	22.21%
Average discount	7.46%	7.25%
Average term (months)	53	57
Number of active contracts	29,061	33,993

(1)	The table does not include any selected information on Direct Loans; which only accounts for approximately 3% of the Company’s total receivable portfolio.

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